Exhibit 10.2

CONFIDENTIAL TREATMENT

AMENDED AND RESTATED

POWELL SUPPLY AGREEMENT

This Amended and Restated Powell Supply Agreement (the “Agreement”) is made and entered into this 30th day of December, 2013 (the “Agreement Date”) by and between General Electric Company (“GE”), a New York corporation on behalf of and for the benefit of its Industrial Solutions business (GE, together with its Affiliates, is referred to herein as “Buyer”), and Powell Industries, Inc., a Delaware corporation (the “Seller”).

Recitals

The Parties are party to that certain Powell Supply Agreement, dated as of August 7, 2006 (as amended to date, the “Current Supply Agreement”).  The Parties wish to terminate certain portions of the Current Supply Agreement related to the requirement of Buyer to purchase certain Products (as defined in the Current Supply Agreement) from Seller and, in connection therewith, wish to amend and restate the Current Supply Agreement in the form of this Agreement and for this Agreement to supersede the Current Supply Agreement in its entirety.  Moreover, immediately upon the effectiveness of this Agreement Seller wishes to assign all its rights and obligations under this Agreement to its directly or indirectly wholly-owned subsidiary, Powell Electrical Systems, Inc., a Delaware corporation (the “Seller Assignee”), and Seller Assignee wishes to accept such assignment immediately upon the effectiveness of this Agreement.  Immediately prior to the execution of this Agreement, Buyer and Seller have entered into that certain Termination Agreement (the “Termination Agreement”), pursuant to which the Parties contemplate terminating certain portions of the Current Supply Agreement, contingent upon the Parties amending and restating the Current Supply Agreement by executing this Agreement.  Buyer and Seller are collectively referred to herein as the “Parties” and, individually, as a “Party.”

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth herein, the Parties agree as follows:

Article 1
DEFINITIONS

1.1    “2014 Required Products” shall mean all Products other than Arc-Res Products.

1.2    “2014 Required Products Period” shall mean the period beginning on the Effective Date and ending on December 31, 2014.

1.3    “AAA” shall have the meaning set forth in Section 22.1.

1.4    “Accessories” shall mean those accessories set forth on Appendix 1 hereto and any future accessories derived from such accessories.

1.5    “Account Managers” shall have the meaning set forth in Section 2.3(a).

1.6    “Affiliate” shall mean, with respect to either Party, any entity, including without limitation, any individual, corporation, company, partnership, limited liability company or group, that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party.

1.7    “Agreement” shall have the meaning set forth in the preamble.

1.8    “Agreement Date” shall have the meaning set forth in the preamble.

1.9    “Arc-Res Products” means arc resistant medium voltage switchgear products manufactured by Seller and any future products derived from such products.

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

1.10    “Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of August 7, 2006, by and between the Parties.

1.11    “Bid” shall have the meaning set forth in Section 3.1.

1.12    “Buyer” shall have the meaning set forth in the Preamble.

1.13    “Chile-Peru Products” shall refer to any Products either designed, engineered, produced, manufactured or assembled by Buyer at a facility in Chile, either by Buyer or via a third party, not including Seller, for sale in Chile or Peru, using Buyer parts and Components purchased from Seller.

1.14    “Components” shall mean those components of Products set forth on Appendix 2 hereto and any future components derived from such components.

1.15    [*] shall have the meaning set forth on Appendix 6 hereto.

1.16    “Confidential Information” shall mean  (a) any tangible or intangible property or information furnished by a Party in connection with this Agreement, including any property or information related to such disclosing Party’s business, employees, suppliers, customers or potential customers, products and related drawings and specifications, data and goods; and (b) technical, process, proprietary or economic information derived from drawings or 3D or other models owned or provided by a Party; and (c) any other tangible or intangible property furnished by a Party in connection with a Purchase Order, including any drawings, specifications, data, goods and/or information related to a customer or potential customer or otherwise; including, in each case, any Notes in respect thereof.

1.17    “Current Supply Agreement” shall have the meaning set forth in the Recitals.

1.18    “Effective Date” shall have the meaning set forth in Section 2.1.

1.19    “FCPA” shall have the meaning set forth in Section 18.1(a).

1.20    “GE” shall have the meaning set forth in the Preamble.

1.21    “Generic Parts” shall mean any part or component, designed, engineered, produced and/or manufactured by Buyer, or a third party, not including Seller, in Chile required to produce the Chile-Peru Products, with final assembly of such Chile-Peru Products to be performed by Buyer.

1.22    “Hazardous Materials” shall mean any hazardous, toxic, chemical, or dangerous substance, pollutant, contaminant, waste or material, including petroleum, pesticides, or dangerous goods as defined in 49 CFR 171.8, or which is listed pursuant to or regulated under any applicable law, rule or regulation relating to chemical management, environmental protection, contamination, or cleanup.

1.23     [*] shall have the meaning set forth on Appendix 6 hereto.

1.24    “Listed OEMs” shall mean those OEMs (as defined in Section 1.34) set forth on Appendix 3 hereto, and such other OEMs (as defined in Section 1.34) as may be added by written notice from Buyer to Seller.

1.25    “Losses” shall mean losses, damages, liabilities, expenses (including but not limited to reasonable attorneys’ fees, legal expenses and other reasonable dispute resolution costs), fees, penalties, fines, judgments and settlements.

1.26    “Long-Cycle Products” shall mean: (a) those products of Seller set forth on Appendix 4 hereto that are being manufactured and produced by Seller as of the Effective Date, including any such products as they may be enhanced or changed and including any replacement products for such products; and (b) the Arc-Res Products.

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

1.27    “MV Market” shall mean and be limited to the market for American National Standard Institute medium voltage switchgear and circuit breakers.

1.28    [*] shall have the meaning set forth in Section 4.1(a).

1.29    “New GE Supply Agreement” shall have the meaning set forth in Section 26.13.

1.30    “No Bid” shall have the meaning set forth in Section 3.2.

1.31    [*] shall have the meaning set forth on Appendix 6 hereto.

1.32    “Notes” shall mean any notes, summaries, reports, analyses or other material derived by a Party in whole or in part from the Confidential Information of the other Party, in whatever form maintained.

1.33    “OECD” shall have the meaning set forth in Section 18.1(b).

1.34    “OEM” shall mean an entity: (a) with fabrication, manufacturing, testing, engineering and quotation abilities that uses manufactured products or components to build switchgear products to sell such products in the market; and (b) that the majority of its business is the manufacturing of switchgear.

1.35     “Parties” shall have the meaning set forth in the preamble.

1.36    “Parts” shall have the meaning set forth in Section 2.2(c).

1.37    “Party” shall have the meaning set forth in the Preamble.

1.38    “Powell Configurator” means Seller’s software application configurator which contains a module used to help provide budgetary quotes for Short-Cycle Products and contains a high-level module to configure such quotes.

1.39    “Pricing Arrangement” shall have the meaning set forth in Section 4.1.

1.40    “Products” means, collectively, the Accessories, the Components, the Short-Cycle Products, the Long-Cycle Products and additions thereto; provided, however, that Products will not include the “PowellVac®” products of Seller.  For the avoidance of doubt, Products shall include the 2014 Required Products.

1.41    “Product Specifications” shall have the meaning set forth in Section 3.1(b).

1.42    “Purchase Order” or “PO” shall mean a written purchase order or other procurement document issued by Buyer and accepted by Seller for the purchase of Products under this Agreement.

1.43    “Quality Data” shall have the meaning set forth in Section 8.2.

1.44    “Quality Requirements” shall have the meaning set forth in Section 8.2.

1.45     [*] shall have the meaning set forth in Section 4.5.

1.46    “Request” shall have the meaning set forth in Section 3.1.

1.47    “Required Lead Time” shall have the meaning set forth in Section 6.1.

1.48    “Regulated Electronics” shall have the meaning set forth in Section 19.4.

1.49    [*] shall have the meaning set forth in Section 4.5.

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

1.50    [*] shall have the meaning set forth in Section 4.5.

1.51    “Seller” shall have the meaning set forth in the Preamble.

1.52    “Seller Assignee” shall have the meaning set forth in the Recitals.

1.53    “Seller’s Quality System” shall have the meaning set forth in Section 8.2.

1.54    “Short-Cycle Products” those products of Seller set forth on Appendix 5 hereto that are being manufactured and produced by Seller as of the Effective Date, including any such products as they may be enhanced or changed and including any replacement products for such products.

1.55    “Short-Cycle OEM Product Pricing” shall have the meaning set forth in Section 4.1(a).

1.56    “Term” shall have the meaning set forth in Section 5.1.

1.57    “Termination Agreement” shall have the meaning set forth in the Recitals.

1.58    “Transaction Agreements” shall mean this Agreement, the Termination Agreement, and, to the extent, and solely to the extent, referenced herein, the Asset Purchase Agreement.

Article 2
SCOPE OF AGREEMENT

2.1    Scope

As of January 1, 2014 (the “Effective Date”), this Agreement will apply to and govern all purchases by Buyer from Seller of the Products.  The terms and conditions affixed to a PO shall not apply except as permitted under Section 3.3 hereof.  In the event of a conflict between the provisions of this Agreement and the provisions of an accepted Purchase Order as described in Section 3.3, the provisions of the Purchase Order shall govern.  Further, this Agreement does not, expressly or impliedly, constitute an acceptance by Buyer or  Seller of any terms or conditions in any Request, offer to sell or buy, quotation, proposal or Bid, and any reference in this Agreement to any such Request, offer to sell or buy, quotation, proposal or Bid shall neither constitute a modification of any of the terms and conditions of this Agreement nor any intent or indication by Buyer or Seller to be bound by any such Request, offer to sell or buy, quotation, proposal or Bid, nor shall it be an acceptance of any Purchase Order received by Seller from Buyer.

2.2    Products, Replacement Parts and Chile-Peru Products

(a)    During the Term, Seller will sell to Buyer (and its Affiliates) the Products at prices pursuant to the Pricing Arrangement.  Buyer shall not be required to purchase Products from Seller hereunder and may purchase from third parties, or produce, similar products and resell, or sell, such similar products, all without restriction.  Notwithstanding the foregoing, during the 2014 Required Products Period only, under certain circumstances and pursuant to those procedures, qualifications and exceptions set forth on Appendix 6 hereto, Buyer shall purchase the 2014 Required Products from Seller.  All purchases of 2014 Required Products during the 2014 Required Products Period shall be subject to the provisions set forth on Appendix 6.  Following the end of the 2014 Required Products Period, the provisions set forth on Appendix 6 shall no longer be applicable to the Parties.

(b)    After December 31, 2014, Seller shall have the right to discontinue the production of any Products and the Parts for such discontinued Products; provided that Seller gives Buyer prior written notice of such discontinuance at least (18) months prior to such discontinuance (or, if the remainder of the Term is less than eighteen (18) months, at least the period equaling the remainder of the Term).  Prior to December 31, 2014, Seller shall not discontinue any Products or any Parts.

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

(c)    Replacement parts for Products purchased by Buyer hereunder are for the purpose of this Section 2.2 defined as “Parts” and are included in the definition of “Products” under this Agreement.  For all Products ordered by Buyer (excluding any Products that have been discontinued by Seller as allowed hereunder), Seller shall provide Parts for a period of six (6) years following the Effective Date.

(d)    During the five (5) year period after the end of the above referenced six (6) year period during which Seller is required to provide Parts or at any time after a Product has been discontinued by Seller as allowed hereunder, if Seller wishes to dispose of the tooling required to produce such Parts, Seller will provide Buyer with a right of first offer with respect to the purchase of such tooling.  In connection with such right of first offer, Seller will provide Buyer at least thirty (30) days prior written notice of its intent to sell such tooling.  Buyer will then have ten (10) days to make an offer to buy the tooling.  If Buyer does not make an offer to buy the tooling during such ten (10) day period, Seller may then sell the tooling to a third party at any time during the succeeding thirty (30) day period.  If Buyer makes an offer to buy the tooling, Seller may, during the succeeding thirty (30) day period, only sell the tooling to Buyer or to a third party who makes an offer for such tooling that is superior in terms of price to the offer made by Buyer.  After such thirty (30) day period, if Seller does not sell the tooling to Buyer or a third party providing a superior offer, Seller shall again be subject to the right of first offer set forth above if Seller wishes to dispose of the tooling required to produce the Parts.

2.3    Relationship Management

In order to facilitate communication among the Parties and ensure a good working relationship:

(a)    Each Party shall designate a management level individual as its account manager to the other Party (“Account Managers”).  The Account Managers will ensure the timely and efficient implementation of processes to ensure a high level of consistent service to Buyer and act as a focal point for resolution of each Party’s problems.  The Account Managers and their respective representatives shall also be the group responsible for attempting to resolve disputes under Sections 21.2(a) prior to submission of such disputes to the alternative dispute resolution process of Section 21(b) et. seq. and, if applicable, Article 22.  Either Party may designate, at any time during the Term hereof, a different party to act as its Account Manager by giving written notice of such to the other Party.

(b)    Account Managers, including legal counsel if requested by either Party, shall meet at least once a quarter to discuss subjects of mutual interest and concern, including any issues with Quality Data and Seller’s Quality System,  in a manner consistent with applicable competition laws, including Buyer’s purchasing forecasts, trends in Buyer’s end-customer requirements, new product development, productivity, significant changes in manufacturing locations or process, current or potential disputes and developments with respect to the [*].

2.4    Buyer shall be free to set its own resale prices for any Products purchased from Seller hereunder, and, consistent with the terms of this Agreement, to go to market in any manner it determines is commercially appropriate and in its own best interests.

2.5    Buyer shall keep Seller timely informed of all material complaints received by Buyer from any customers associated with Products.

2.6    Powell Configurator Maintenance, License and Access Rights.

(a)    Seller, on behalf of itself and its Affiliates, grants to Buyer and its Affiliates a fully paid access-only, non-exclusive, non-transferable (except as transferrable pursuant to Section 26.2), worldwide license to the Powell Configurator.  The license granted herein to the Powell Configurator includes the ability of Buyer and its Affiliates to have their respective customers access and use the Powell Configurator.  Seller will cause the Powell Configurator to: (i) reflect prices consistent with the Pricing Arrangement; (ii) be maintained in good working order, consistent with its functionality on the Agreement Date; and (iii) be accessible by Buyer, its Affiliates and their respective customers at all times during the Term, except for such times as are necessary for normal maintenance activity.  Seller shall provide commercially reasonable technical support for the Powell Configurator to GE, its Affiliates and their respective customers.  Seller has no upgrade responsibility to Buyer, its Affiliates or its or their customers on the Powell Configurator.

CONFIDENTIAL TREATMENT

(b)    Consistent with the purpose and scope of this Agreement, Seller grants Buyer, for the Term, a limited, fully paid, non-exclusive, non-transferable (except as provided in Section 26.2), license of the intellectual property rights acquired by Seller from Buyer under the Asset Purchase Agreement for the sole purposes permitted under this Agreement.  In furtherance of such license, Seller grants Buyer a right of access to the information underlying such intellectual property rights at reasonable times and locations, subject to Article 14 hereof.

2.7    Chile-Peru Products.

(a)    During the Term, Buyer may produce Chile-Peru Products for sale in Chile and/or Peru by purchasing Components from the Seller and combining those Components with Generic Parts.  The Parties acknowledge and agree that: (i) final assembly of Chile-Peru Products may only be performed by Buyer at Buyer’s facility in Chile; (ii) Chile-Peru Products shall only be sold in Chile or Peru and, under no circumstances, shall they be used by Buyer or incorporated by Buyer into any job, facility or project outside of either Chile or Peru; and (iii) Buyer will use commercially reasonable best efforts to cause Buyer’s customers to not use Chile-Peru Products, or allow such Chile-Peru Products to be incorporated into jobs, facilities or projects, outside of Chile and Peru.

(b)    Buyer, at Buyer’s option, is authorized to place Seller’s PowerVac® logo on the Chile-Peru Products.

(c)    Buyer, during the Term, is authorized to use and sublicense Seller’s designs and drawings covering the Generic Parts and Products for the purpose of manufacturing, or having manufactured, the Generic Parts and the Chile-Peru Products as provided herein; provided, however, that Buyer must provide notice to Seller of each sublicense granted by Buyer pursuant to this Section 2.7(c).  Specifically, Buyer is authorized and sublicensed on a limited basis to design and manufacture, or have designed and manufactured, some of the parts and components of Products solely for Buyer’s use and assembly of Chile-Peru Products at Buyer’s facility in Chile, for sales only in Chile and Peru.

Article 3
PURCHASES OF PRODUCTS

3.1    When Buyer purchases Long-Cycle Products from Seller pursuant to this Agreement, Buyer will issue to Seller a request for quote (a “Request”).  The Request will contain the following information, to the extent such information has been provided by a customer of Buyer to Buyer:

(a)    a general description of the Long-Cycle Products to be purchased hereunder;

(b)    drawings and specifications of Buyer related to the Long-Cycle Products(the “Product Specifications”);

(c)    desired delivery date, destination and export handling, if applicable;

(d)    if known, the jurisdictions through which the Products will be shipped and the place of final sale of such Products;

(e)    Buyer inspection and hold point requirements;

(f)    terms and conditions of Buyer’s customer (if different from the terms of this Agreement);

(g)    desired title transfer, transportation and payment terms;

(h)    Buyer drawing or technical approval requirements;

(i)    special packaging requirements, if any; and

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* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

(j)    all other applicable contractual documents required by Buyer’s customer.

Upon receipt of the Request, Seller shall prepare and submit to Buyer a bid (the “Bid”) within the time period specified by Buyer’s customer and indicated in the Request, but if no time is so specified, within five (5) business days after receipt of the Request for all Long-Cycle Products.  Buyer reserves the right to modify the terms of the Request if Buyer’s customer requires such modifications, in which case, Buyer will adjust the time period for submission of a Bid to the extent allowed by Buyer’s customer.  Seller will immediately notify Buyer should Seller be unable to submit a Bid within the required period, and, if such delay is agreeable to Buyer, will submit a Bid as soon as practicable after the original bid date contained in the Request.  Unless otherwise specified by Seller, a Bid shall expire thirty (30) days from the date of issuance.  Buyer will be notified immediately should situations arise in which a return date for a Request cannot be supported.  Seller’s obligations to submit timely Bids are subject to prompt notification from Buyer to Seller with respect to each particular Request.  Except as set forth in Section 3.2 with respect to Arc-Res Products, Seller will supply a Bid in response to all Requests and, if such Bid is accepted, Seller will supply the Products in accordance with such Bid.

3.2    Notwithstanding the foregoing, Seller may decline to submit a Bid for Arc-Res Products, provided that Seller submits a no bid decision (“No Bid”) to Buyer with respect to the applicable Request within two (2) business days after receipt of such Request.  If no such No Bid is given by Seller, Seller will then be required to submit a Bid for the Arc-Res Products in the applicable Request within two (2) weeks after receipt of such Request.

3.3    Whenever Buyer purchases Product, Buyer will issue a Purchase Order setting forth all matters agreed to by the Parties related to that purchase of the particular Products.  A Purchase Order shall not be considered final until accepted in writing (including via email or facsimile transmission) by Seller.

3.4    Buyer may at any time, in writing, propose changes within the general scope of any Purchase Order, in any one or more of the following: (i) drawings, or specifications where the goods to be furnished are to be specially manufactured for Buyer in accordance therewith; (ii) method of shipment or packaging; and (iii) place of delivery.  Seller shall inform Buyer, in writing, within five (5) business days following the date of receipt of such change request of any change in price or schedule that would result from the change.  Such Seller response will contain an expiration date.  After the expiration date, such Seller response will no longer be valid.  No change will be effective unless mutually agreed in writing.

3.5    If Buyer desires to implement a change and the Parties are unable to agree between them upon corresponding adjustments, the Buyer and/or Seller may initiate the alternative dispute resolution process set forth in Article 21, and, if necessary, Article 22, hereof for the purpose of establishing an equitable adjustment in the contract price or delivery schedule, or both.

3.6    Where Seller implements a change at the written direction of Buyer without a prior written agreement regarding the adjustment in price and/or schedule, any claim by Seller for adjustment must be made in writing within thirty (30) days from receipt by Seller of Buyer’s written notification of change; and in such case should the Parties be unable to agree upon corresponding price and schedule adjustments, the Buyer and/or Seller may initiate the alternative dispute resolution process set forth in Article 21, and, if necessary, Article 22, hereof for the purpose of establishing an equitable adjustment in the contract price or delivery schedule, or both.

Article 4
PRICING, PAYMENT TERMS, TAXES AND LIQUIDATED DAMAGES

4.1    Prices for the Products shall be as set forth below in this Section 4.1 (the “Pricing Arrangement”):

(a)    For Short-Cycle Products for Listed OEMs, the list price during the Term shall be as set forth on the price list attached hereto as Appendix 7 or, for any Short-Cycle Products not listed on such appendix, the list price during the Term shall be as set forth in the Powell Configurator on the Effective Date (the “Short-Cycle OEM Product Pricing”); provided, that (i) for Short-Cycle Products that are sold to Listed OEM customers, the Short-Cycle OEM Product Pricing will be subject to a [*], and (ii) for Short-Cycle Products that are sold in the after-

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

market to Listed OEM customers for their projects, [*].  For Short-Cycle Products for non-Listed OEMs, the list price for the Term shall be as set forth on the price list attached hereto as Appendix 8.   After the first anniversary of the Effective Date, if Seller wishes to [*].

(b)    For Long-Cycle Products, pricing will be [*].

(c)    For Accessories, the list price as of the date of this Agreement for such Accessories shall be [*]; provided, that (i) for Accessories that are sold to Listed OEM and non-Listed OEM customers, such prices will be [*].

(d)    For Components, the list price as of the date of this Agreement shall be [*].

(e)    The prices for Parts shall be at commercially reasonable prices. No minimum order requirements shall apply with respect to Parts unless the Parties mutually agree in advance.

(f)    For clarification and for the avoidance of doubt, the pricing for, and [*] applicable to, the Short-Cycle Products and Accessories are as set forth on Appendix 9 hereto.

(g)    In addition, Seller shall not accord to any other Seller customer purchasing like quantities of comparable products (in terms of quality, performance, delivery time, and features) more favorable prices and/or contract terms than provided to Buyer for the Products hereunder.

4.2    The specific payment terms for each Product purchased under this Agreement will be specified in the applicable Purchase Order, inclusive of advance payments, progressive payments, or milestone payments.  In the absence of such payment terms in the PO, payment shall be due, without any offset, [*] days from the date of shipment.  Prices and payment will be in U.S. Dollars. Large custom engineered projects having several months duration and for which Buyer and Seller mutually agree in the applicable Purchase Order or other release mechanism to payment terms based on specific milestone completions rather than shipment may have such milestone payment schedules as agreed to by the Parties in the Purchase Order, and may also provide for [*] terms or other payment terms common to such projects.

4.3    All prices provided herein are exclusive of federal, state and local excise, sales, use, property and similar taxes, unless otherwise provided on the Purchase Order.  Buyer shall have no liability for any taxes based on Seller’s net assets or income or for which Buyer has an appropriate resale or other exemption.

4.4    Except as set forth in Section 4.5, if either Party disputes an amount owed by the other Party, all other amounts owed by such Party not in dispute shall be promptly paid.

4.5    For each of the [*] during the Term, Seller will be responsible for paying to Buyer, [*] in accordance with the schedule attached hereto as Appendix 10 ([*]) in connection with [*] of this Agreement during such calendar year as noted on the [*].  Within [*]  days following the end of each calendar year quarter during the Term, Buyer shall provide written notice to Seller of its calculation of [*].  Seller shall, without setoff, pay, by wire transfer of immediately available funds to such account as Buyer may direct, the total amount of [*] within [*] of Seller’s receipt of such notice.  Only thereafter may Seller dispute, pursuant to Article 21, and if necessary, Article 22, hereof, the [*].  For the avoidance of doubt, [*].

Article 5
TERM AND TERMINATION

5.1    Unless earlier terminated as provided for herein, the term of this Agreement shall be four (4) years beginning on the Effective Date (the “Term”).

5.2    This Agreement may be terminated at any time after the Agreement Date:

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(a)    by the mutual written agreement of Buyer and Seller;

(b)    by written notice from Buyer to Seller, upon the material failure of Seller to perform any material agreement or covenant of Seller hereunder in any material respect; provided, however, that the right to terminate this Agreement under this Section 5.2(b) shall not be exercised unless Seller fails to substantially cure its non-performance within ninety (90) days following written notice from Buyer to Seller of the existence of such non-performance;

(c)    by written notice from Seller to Buyer, upon the material failure of Buyer to perform any material agreement or covenant of Buyer hereunder in any material respect; provided, however, that the right to terminate this Agreement under this Section 5.2(c) shall not be exercised unless Buyer fails to substantially cure its non-performance within ninety (90) days following written notice from Seller to Buyer of the existence of such non-performance; or

(d)    by written notice from Seller or its Affiliate, as applicable, to Buyer, upon a default by Buyer in payment of its obligations with respect to payments due under the Termination Agreement, after such default shall have remained uncured thirty (30) days after Seller provides written notice of such default to Buyer.

5.3    Effect of Termination.

(a)    In the event of a termination of this Agreement pursuant to:

1.    Section 5.2(a), the parties shall meet as promptly as practicable to decide upon a mutually agreed upon plan for terminating the relationship; or

2.    Sections 5.2(b) or (c), either Buyer or Seller, as the non-breaching party, will have the right to make a claim for all Losses (at law or in equity), subject to the provisions of Articles 21 and 22 hereof, whenever arising or incurred, including amounts paid in settlement and reasonable attorneys’ fees and expenses, if any, pursuant to this Agreement.

(b)    In the event of the termination of this Agreement pursuant to Section 5.2, this Agreement shall become void and have no effect, except that the provisions set forth in this Section of this Agreement and any other section of this Agreement which, by its terms, survives this Agreement, shall survive any such termination.

(c)    Within thirty (30) days of the date of termination of this Agreement, each Party shall pay to the other any outstanding balances under this Agreement, in each case, through the termination date.

5.4    Remedies.  In addition to any right to terminate this Agreement under Section 5.2(b) or (c) and in the event of a material uncured breach of this Agreement, the injured Party shall have the right, but not the obligation to seek monetary compensation for any Losses incurred, subject to the provisions of Articles 21 and 22 hereof.  A failure to terminate shall not be construed as approval, tacit or otherwise, for the act of breach, nor shall it be deemed a waiver of any rights in contract or at law.

5.5    Survival of Purchase Order.  Except in the case of nonpayment and unless otherwise agreed to in writing by the Parties, the termination of this Agreement shall not affect the rights and obligations of the Parties under Purchase Orders that have been accepted by Seller but are not yet completed at the time of the termination.  This Agreement shall remain in effect as to those uncompleted Purchase Orders until such Purchase Orders have been completed.

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Article 6
SHIPPING AND DELIVERY

6.1    For all Long-Cycle Products sold hereunder, Seller shall maintain lead times between release to delivery to Seller’s dock of seventeen (17) weeks for transactions with drawings for approval and twenty (20) weeks for transactions straight release to manufacture (the “Required Lead Times”).

6.2    Shipment and delivery of Products shall be in accordance with the requirements of Buyer’s customer as specified in a Purchase Order.  Unless otherwise mutually agreed by the Parties and designated by Buyer in the applicable Purchase Order, title and risk of loss will pass from Seller to Buyer upon delivery F.O.B. Seller’s dock.  Shipment will be made by the mode of transportation specified by Buyer in the Purchase Order and charges for unique packaging requirements, shipping and transportation of Products shall be allocated in accordance with the PO.  In the absence of specific shipping instructions on the PO, the method of shipping and transportation shall be the most commercially practical and cost effective method selected by Seller and shall be paid by Seller.

Article 7
DESIGN, MANUFACTURING AND QUALITY

7.1    Seller shall be responsible for the design (excluding any Buyer-directed design enhancements, modifications or customizations) and the manufacture of all Products.  Seller also shall be responsible for and shall take all necessary steps to ensure that the Products comply with all applicable codes, laws, rules and regulations (both in the country of manufacture and in the countr(ies) specified in a Purchase Order where Buyer or Buyer’s customer will use or distribute the Products).  Products shall conform in quality and safety to all Seller and governmental requirements, will be subject to acceptance in accordance with the PO and shall be inspected at Seller’s factory in accordance with the PO and its standard factory test procedures, as provided below.  Buyer shall be responsible for the design relating to Products with Buyer-directed design enhancements, modifications or customizations.

7.2    Seller shall meet the specifications of the PO in the design and manufacturing of the Products, and the Products shall pass all required testing set forth in the PO.

7.3    Buyer and Seller shall cooperate and consult to obtain any required customer acceptance, including specification confirmation, of Products in accordance with the Purchase Order.  Seller shall inspect and factory test the Products in order to determine that the Products meet or exceed the specifications contained in its related PO.  Seller shall maintain Product design, manufacturing, testing, inspection and other safety and quality-related processes that are adequate to ensure the safety and reliability of all Products.  All commercially reasonable specification compliance and reliability testing costs shall be borne by Seller.  At the request of Buyer’s customer, all data and documentation produced from specification compliance and reliability testing called for in the PO shall be submitted to Buyer for review and approval.  Testing of the Products by either Party shall not negate, diminish or relieve Seller’s obligations or responsibilities under any express or implied warranty, indemnification, hold harmless or other similar term or provision under this Agreement.  Buyer shall have no obligation to purchase any Product until the Product is inspected and tested pursuant to the above process.

7.4    Once a PO is issued by Buyer for the purchase of the Products and accepted by Seller, Seller shall not alter the terms, including Product Specifications, of the PO without Buyer’s written approval.

7.5    Seller shall, at its own expense, be responsible for obtaining all approvals or certifications (governmental or otherwise) required in connection with the Products, including but not limited to, UL and ANSI approvals.  Buyer shall not be obligated to take delivery of any such Products until all such approvals are secured.

7.6    Seller will provide to Buyer’s customer, upon the request of Buyer’s customer, all Product data and associated technical specifications for commercialization and service of the purchased Product.  For clarity, Seller will not provide Buyer or Buyer’s customer with proprietary design data, but will supply the materials required by the PO (e.g., instruction books and manuals).

CONFIDENTIAL TREATMENT

7.7    Seller shall maintain Product quality levels and Product service levels that are consistent with Seller’s quality practices as of the Effective Date and its ISO 9001 certification or any successor certification as in effect from time to time.

Article 8
INSPECTION AND QUALITY

8.1    Inspection.  As required by any particular PO, Products shall be subject to inspection by Buyer (or Buyer’s representative) during the period of manufacture subject to mutually agreed schedules and charges and to final inspection and acceptance by Buyer (or Buyer’s representative) at Seller’s facility prior to shipment.  If any inspection, test, audit or similar oversight activity is made on Seller’s or its suppliers’ premises, Seller shall, without additional charge:  (i) provide all reasonable access and assistance for the safety and convenience of the inspectors and (ii) take all reasonable precautions and implement appropriate safety procedures for the safety of Buyer’s personnel while they are present on such premises.  Seller shall notify Buyer (or Buyer’s designated representative) in writing as provided on the Purchase Order prior to scheduled shipment of Products for purposes of such final inspection and acceptance.  If Buyer (or Buyer’s representative) fails to make such inspection within that period (or as otherwise arranged with Seller), Buyer will be deemed to have waived its right to inspection and acceptance will occur upon shipment.  Buyer’s failure (or the failure of Buyer’s representative) to inspect or reject non-conforming Products or failure to detect defects by inspection shall not relieve Seller from responsibility under Article 11, “Warranty.” Seller shall provide and maintain an inspection and process control system consistent with their existing quality practices and its ISO 9001 certification or any successor certification in effect from time to time.  Records of all inspection work by Seller shall be retained in accordance with Seller’s then-existing retention policy.

8.2    Quality.  When requested by Buyer, Seller shall promptly submit documented quality plans, real time production and process measurement and control data (including testing and inspection data) (the “Quality Data”) in the form and manner produced by Seller in the ordinary course of business, provided that Seller will produce such additional Quality Data as Buyer may reasonably request from time to time.  Seller shall maintain an inspection, testing and process control system (“Seller’s Quality System”) covering the Products provided hereunder that is consistent with Seller’s quality policy provided to Buyer on December 26, 2013, and/or other quality requirements that are set forth on the face of a PO or are otherwise agreed to in writing by the Parties (“Quality Requirements”).  Acceptance of Seller’s Quality System by Buyer shall not alter the obligations and liability of Seller under this Agreement.  If Seller’s Quality System fails to comply with the terms of this Agreement or any PO, Buyer may require additional quality assurance measures at Seller’s expense.  Such measures may include, but are not limited to, Buyer requiring Seller to: (a) provide and/or participate in the analysis of any Product quality issue to identify the main cause of such quality issue and initiate appropriate corrective action; and (b) install a Buyer approved third party quality auditor(s)/inspector(s) at Seller’s facility(ies) to address the deficiencies in Seller’s Quality System or other measures that may be specified in the Quality Requirements or otherwise agreed upon by the Parties in writing.  Seller shall keep complete records relating to Seller’s Quality System and shall make such records available to Buyer and its customers for:  (a) three (3) years after completion of a Purchase Order; (b) such period as set forth in the specifications applicable to such Purchase Order; or (c) such period as required by applicable law, whichever period is the longest.

Article 9
REJECTIONS

When any of the Products under a particular PO are found to be defective or unusable as provided in such PO, or otherwise not in conformity with the requirements of such PO, including but not limited to the Product Specifications and Quality Requirements, prior to installation, Buyer will give written notice to Seller and provided that Buyer or its Customer can reasonably make the Product available for inspection by Seller, Seller may, at Seller’s expense, inspect and conduct such analysis of the Product and related grounds for rejection as Seller may deem reasonable.  Thereafter, Buyer may reject such Products and require Seller, at Seller’s expense, to repair or replace non-conforming Products (or parts thereof) with Products (or parts thereof) that conform to such PO and to otherwise take such actions as may be required to cure all defects and/or bring the Products into conformity with all the requirements of the PO.  Notwithstanding the foregoing, if Seller fails to, or chooses not to, inspect the Product as soon as reasonably practicable, Buyer may immediately reject the Products.

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

Article 10
SELLER’S FAILURE TO PROVIDE PRODUCT

In the event that Seller fails to deliver Products to Buyer in breach of Seller’s obligations under this Agreement and a specific Purchase Order and Seller does not diligently commence to cure such failure in a manner reasonably satisfactory to Buyer within ten (10) days of receipt of written notice of same from Buyer, Buyer shall have the right to cancel, in whole or in part, any Purchase Order affected by such delay.  In addition, Buyer shall have the right to procure replacement products for the cancelled Products to the extent included in such Purchase Order, and Seller shall be liable to Buyer for any difference in the price of such replacement products and the prices set forth in the Purchase Order.

Article 11
WARRANTY

11.1    Seller shall provide such Product warranties as are mutually agreed in writing by the Parties in writing and specified on the accepted Purchase Order.  Except (i) as to Chile-Peru Products (other than unmodified Components incorporated into such Chile-Peru Products as are supplied by Seller hereunder); (ii) for that portion of any Products based upon Buyer’s or its customer’s design; and (iii) as otherwise agreed in writing by the Parties in the accepted Purchase Order, Seller warrants to Buyer (for the benefit of Buyer, its successors, assigns and customers of Products sold by Buyer) that Products furnished hereunder will conform to the mutually agreed Product Specifications, be new and of good material and workmanship, free from all material defects in design (excluding any Buyer directed design enhancements, modifications or customizations), material, workmanship and title, comply with all applicable laws, and will be of the kind and quality specified in the PO.  Except as otherwise agreed in the accepted PO, Seller’s warranties shall apply only to failures to meet said warranties (excluding any defects in title) which appear within [*] from installation or [*] from the date of shipment, whichever occurs first; provided, however, that (a) if Buyer, as specified in the PO transfers title to or leases such Products (including equipment incorporating such Products) to a third party, such period shall run until eighteen (18) months from shipment by Seller and (b) any such limitation on the period of Seller’s warranty shall in no way limit Seller’s indemnity obligations for third party claims or product recall provided elsewhere under this Agreement.

11.2    The warranties and remedies related to defects (except as to title) set forth in Section 11.1 herein and the accepted Purchase Orders are conditioned upon (a) proper storage, installation, use and maintenance, and conformance with any written recommendations of Seller; (b) absence of alterations, tampering or other actions impacting negatively the Product’s functionality and (c) Buyer promptly notifying Seller of any defects upon receipt of notice of such defect from its customer (whether oral or written) and, if required, promptly making the Product available for inspection by Seller and/or repair, replacement or correction.

11.3    If any Product fails to meet the warranties referenced in Section 11.1 (except title), Seller shall, at Seller’s option, either promptly repair or replace such Product at Seller’s sole expense.  If repair or replacement is not feasible, Seller shall promptly refund the purchase price of the Product to Buyer.  Notwithstanding the foregoing, this Section 11.3 shall in no way limit Seller’s indemnity obligations for third party claims or product recall provided elsewhere under this Agreement.  Buyer will provide notice of warranty claims to Seller’s Account Manager within thirty (30) days of Buyer becoming aware of such warranty claims.  Seller will provide and/or participate as reasonably required by Buyer in the analysis of any defective Product to identify the main cause of such defect and also shall initiate appropriate corrective action.  Upon notice of an alleged warranty claim, and provided that Buyer or its Customer can reasonably make the Product available for inspection by Seller, Seller will, at Seller’s expense, inspect and conduct such analysis of the Product and related warranty claim as Seller may deem reasonable.  Seller will provide and/or participate as required in the analysis of any defective Product to identify the main cause of such defect and also initiate appropriate corrective action.  During the Term of this Agreement, Seller will respond to each Product service request or warranty claim from Buyer or a customer of Buyer within one (1) business day of Seller’s receipt of such request, and Seller shall begin the resolution process with respect to such service request, consistent with this Agreement, within two (2) business days of such receipt.  Analysis will be performed on 100% of Products that are returned as a result of a defect, or as otherwise agreed between Buyer and

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Seller.  Seller will apply reasonable commercial efforts to respond to Buyer within a commercially reasonable period of time from receipt of returned Product with a written analysis of the cause of failure.

11.4    If Seller fails to respond to a Product service request or warranty claim within one (1) business day, unless an alternate method of response is mutually agreed, Buyer will commence to dispatch a field service representative to investigate customer warranty claims within one (1) business day from Buyer’s notification to Seller.  If in Buyer’s judgment, circumstances dictate an immediate response, Buyer may send, at its expense, a field service representative prior to notification to Seller.  If Product is found to be defective, Seller will reimburse Buyer for its direct costs associated with sending its field service representative.  All warranty servicing will be provided by Seller at Seller’s expense.

11.5    Seller shall resolve every service request or warranty claim with respect to Products within thirty (30) days of Seller’s receipt of notice of such service request or warranty claim; provided, however, such period may be extended if Seller provides Buyer with a commercially justifiable reason such period should be extended and if Buyer consents to such extension in writing, which consent will not be unreasonably withheld.

11.6    Seller shall provide to Buyer, within ten (10) days following the last day of each month during the Term, a report detailing all open service requests and warranty claims with information necessary for Buyer to determine whether Seller is in compliance with the requirements of this Agreement with respect to service requests and warranty claims.

11.7    Subject to payments due with respect to the [*] as set forth in Section 4.5, this Article 11 sets forth Buyer’s exclusive remedies for its claims (except as to title and excluding claims for indemnification against third party claims and product recall obligations provided elsewhere under this Agreement) based on defect in or failure of Products, whether the claim is in contract or tort (including negligence) and however instituted.  Except as set forth in Section 17.1 and elsewhere in this Agreement, the foregoing warranties are exclusive and in lieu of all other warranties, whether written, oral, implied or statutory.  NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF SELLER IS EXPRESSLY AWARE OF SUCH PURPOSE), IMPLIED WARRANTY OF NON-INFRINGEMENT, OR ANY WARRANTY THAT MIGHT OTHERWISE ARISE FROM THE COURSE OF DEALING BETWEEN THE PARTIES OR FROM ANY USAGE OR TRADE SHALL APPLY.  Upon the expiration of the warranty period, all such warranty liability (other than pending claims for which Seller has been placed on notice, title claims, claims for indemnification from third party claims and product recall obligations) shall terminate.

Article 12
HAZARDOUS CONDITIONS AND PRODUCT RECALLS

12.1    If at any time Seller learns of any issue relating to a potential safety hazard or unsafe condition involving Products, or is advised by any governmental agency having jurisdiction that such a potential safety hazard or unsafe condition may exist, Seller shall immediately advise Buyer by the most expeditious means of communication under the circumstances, such as by telephone, email, fax, or overnight mail, with confirmation of delivery.  If a hazardous or unsafe condition should exist (or be determined to exist by any governmental agency having jurisdiction) in any Products, causing significant risk of serious personal injury or property damage under normal use and service, Seller and Buyer shall cooperate in correcting the hazardous or unsafe condition.  But, in accordance with Section 17 of this Agreement, Seller will remain responsible for any liability, claim, cost or expense that Buyer or its customers may incur in connection with the correction.

12.2    If Seller, Buyer, or any governmental agency having jurisdiction finds at any time that any Products contain a defect or a serious quality or performance deficiency, or are not in that the affected Products be recalled or repaired, Seller shall promptly undertake appropriate corrective actions including those required by any applicable law and the regulations thereunder, and shall file all necessary papers descriptive of corrective action programs, and other related documents and carry out corrective action programs.  Buyer shall cooperate with and assist Seller in any such filing and in taking corrective action, and Seller shall timely locate with Buyer’s assistance, at Seller’s expense, all Products subject to recall or repair.  Seller shall make all necessary repairs or modifications to the affected Products,

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at its expense, except to the extent that Seller and Buyer agree to the performance of such repairs by Buyer or Buyer’s customers upon mutually acceptable terms.  Seller and Buyer recognize that, under certain conditions, other Seller-manufactured products may contain the same defect or noncompliance condition contained in the affected Products.  Seller and Buyer agree that any recall involving any Products shall be treated separately from similar recalls of other Seller products, provided that such separate and distinct treatment is lawful and that Seller shall in no event fail to provide the same level of protection to Buyer with respect to the affected Products as Seller provides to Seller’s other customers in connection with such similar recalls.  Either Party shall give prior notice to the other Party before making any statements to the public concerning safety hazards affecting Products, except where such prior notice would interfere with the timely notification required to be given under any applicable law or regulation, including requirements under U.S. securities laws.  In all cases, each Party shall be the sole authority to make statements on its own behalf to a governmental agency concerning safety hazards affecting Products.

12.3    For the Term of this Agreement, Seller shall monitor and keep records of all safety-related field incidents involving Seller-manufactured or Seller-distributed Products that are substantially similar to Products purchased by Buyer under this Agreement, and shall regularly inform Buyer about those incidents and make those records available upon Buyer’s reasonable request.

Article 13
TRADEMARKS

13.1    Products shall bear only such names and trademarks as are specified in this Agreement or otherwise agreed to in writing by Buyer and Seller.  Any such names and trademarks shall remain the sole and exclusive property of, and any rights that may accrue from such tradename/trademark usage shall inure to the sole benefit of the Party who owns such trademarks, or Buyer’s customers, if the designated trademark and/or trade name is owned (or licensed) by Buyer’s customers.  The Parties acknowledge and agree that such use of the other Party’s trademarks, markings and concepts in connection with the Products shall not at any time or in any manner give the other Party the right to, ownership of or interest in or the right to otherwise use such trademarks, designs or markings.  It is understood and agreed that the respective trademarks and tradenames of Seller and Buyer shall remain the sole and exclusive property of each such Party.

13.2    Unless otherwise agreed by the Parties in writing, Products sold under this Agreement shall be branded as follows:

(a)    Short-Cycle Products shall [*].  In all cases, the internal service contact information will be Seller’s contact information.  [*].  Any exception to the requirements of this Section 13.2(a) must be as required by applicable law or as agreed to in writing by the Parties.

(b)    Long-Cycle Products (other than Arc-Res Products), and all the related assembly components will [*].  In all cases: (i)the internal service contact information will be Seller’s contact information; and (ii) [*].  Any exception to the requirements of this Section 13.2(b) must be as required by applicable law or as agreed to in writing by the Parties

(c)    All other Products purchased by Buyer under this Agreement [*].

13.3    Seller agrees to use the name and trademarks of Buyer or its customers only on and in connection with Products manufactured for Buyer pursuant to this Agreement and only in forms and arrangements approved in advance in writing by Buyer or as may be set forth in any applicable Purchase Order.  Seller shall not sell or dispose of any Product bearing any of Buyer’s or GE’s trademarks or trade names (or those of their customers) to any person or entity other than Buyer, unless expressly authorized to do so in writing by Buyer.  In the event that any Products so labeled are not delivered to Buyer, whether due to scrap, rejections, cancellation of orders or otherwise, Seller will promptly remove and destroy or, at the request of Buyer, return to Buyer, any and all labels, nameplates, or other trademarks placed on such Products.  It is understood and agreed that money damages would not be a sufficient remedy for any breach of the provisions of this Article 13 and that the Party being harmed shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach.  Such remedies

CONFIDENTIAL TREATMENT

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shall not be deemed to be the exclusive remedies for a breach by a Party of this Article 13 but shall be in addition to all other remedies available to such Party at law or in equity.

13.4    Buyer will provide Seller with a layout of the Product nameplate and shipping container label, as well as the artwork for Buyer’s logo and name, the site and date code tables if applicable.

13.5    In addition to the foregoing, if any statute, law, rule or regulation of any jurisdiction in which Products are sold require that the name of the manufacturer of the Products be indicated thereon, sufficient identification for compliance shall be placed on those Products.

Article 14
DISCLOSURE OF INFORMATION

14.1    Each Party agrees and acknowledges that, as a result of this Agreement and the Transaction Agreements, each of them will be exposed to the Confidential Information of the other Party and the other Party’s Affiliates.  Each Party agrees to take all commercially reasonable measures to prevent the Confidential Information and any Notes from being acquired or retained by unauthorized Persons (including Buyer preventing disclosures to other operating units of GE and Seller preventing disclosures to other operating units or divisions of Seller or its Affiliates) to the same extent it protects its own confidential and proprietary information, and Buyer will not disclose the Confidential Information or Notes to other operating units of GE or third parties (except for outside consultants and advisors of such party as needed to perform under this Agreement) without the prior written consent of Seller, except as permitted by the Agreement or the Transaction Agreements or as required by applicable law.  Neither Party nor any of its Affiliates shall disclose or use the Confidential Information of the disclosing Party or its Affiliates for any purpose other than the performance of its obligations pursuant to this Agreement or as required by applicable law (except for disclosure to outside consultants and advisors of such Party on an as-needed basis).  To further this end, each Party agrees to extend its respective obligations under this Section 14 for a period equal to the longer of [*] following the termination of this Agreement.  Notwithstanding the foregoing, Confidential Information shall not include (a) information that is in the recipient’s possession prior to disclosure to it, (b) information that is or becomes publicly available, provided that such public availability does not result from the misappropriation or misuse of such information by the recipient and (c) information that is developed independently by the recipient without the use of any Confidential Information or Notes, which can be verified by reference to the written records of the applicable Party.

14.2    Each Party understands that the other Party will not have an adequate remedy at law for the breach or threatened breach of any one or more of the covenants set forth in this Article 14 and agrees that in the event of any such breach or threatened breach, the non-breaching Party, in addition to the other remedies which may be available to it, may file a suit to enjoin the breaching Party from the breach or threatened breach of such covenants, without the requirement of posting bond.  In the event the non-breaching Party commences legal action to enforce its rights under this Article 14, the prevailing Party in such action shall be entitled to recover all of its costs and expenses in connection therewith, including reasonable attorneys’ fees.

Article 15
EXCUSABLE DELAYS

Except with respect to any obligation of payment, neither party shall be liable to the other for delay in performance or failure to perform due to causes beyond its reasonable control including, by way of example and not limitation, acts of God, acts of the other party, strikes, serious global shortage of materials, earthquakes, storms, floods, wash-outs, explosions, breakage or accident to equipment or machinery material to the development and construction of the Products, acts (including failure to act) of any governmental authority, governmental priorities, fires, sabotage, epidemics, wars, riots, terrorist acts, and which, in any event, is not a result of the negligence or willful misconduct of the Party claiming the right to delay performance on account of such occurrence.  If the performance of a Party is excused by this Article, such Party agrees to furnish the other Party with prompt written notice of the event that has prevented performance and agrees to use reasonable commercial efforts to eliminate the

CONFIDENTIAL TREATMENT

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effect of such event.  If Seller is unable to perform for more than thirty (30) days due to one of the causes above, Buyer may cancel the affected Purchase Order without penalty to either Party.  Delay of Seller’s suppliers or scarcity of materials or parts or delays in transportation shall not excuse Seller’s performance hereunder unless or except as is due to one of the causes noted above.

Article 16
INSURANCE

16.1    It is understood and agreed by the Parties that neither the policy limits of insurance required of Seller under this Article 16 nor the actual amounts of insurance maintained by Seller under its insurance program shall in any way limit or reduce Seller’s indemnity obligations under this Agreement.

16.2    Seller shall obtain and at all times during the Term of this Agreement maintain at its own expense public liability, property damage and other insurance coverage of not less than [*] per occurrence with a cap of not less than [*] and with carriers reasonably acceptable to Buyer.  Seller shall also maintain at its own expense product liability insurance in the amount of at least [*] per occurrence involving one person in any incident, and an additional [*] per occurrence involving more than one person in any incident, naming Buyer as a co-insured party.  The insurance provided by Seller hereunder does not alleviate Seller from any of its obligations under this Agreement.

16.3    Within ten (10) days after the Effective Date of this Agreement, Seller shall furnish Buyer with a certificate of insurance as evidence of the above required insurance and that all coverages provided shall be primary.  The product liability insurance obtained must be occurrence based and shall cover the actions of any subcontractor that Seller may utilize under this Agreement.  Such insurance shall require the underwriters to provide Buyer thirty (30) days advance written notice of any cancellation or adverse material change with respect to any of the policies.

Article 17
INDEMNITY AND LIMITATION OF LIABILITY

17.1    Seller warrants that, the Products furnished hereunder, and any part thereof, shall be delivered free of any rightful claim of any third party for infringement of any patent or other proprietary rights (including copyrights).  Except to the extent limited and/or excluded in Section 17.2 below, Seller shall indemnify and hold harmless Buyer and Buyer’s customers against any actual Losses, subject to Articles 21 and 22 hereunder, based on a claim by a third party that the manufacture, use, offer to sell or sale of any Products purchased by Buyer under this Agreement constitutes an infringement of any patent(s) or other proprietary rights (including copyrights) of any third party in the United States, and, if notified promptly in writing by Buyer and given authority, information and assistance by Buyer (at Seller’s expense), will defend any suit or proceeding brought against GE, Buyer, or its customers insofar as it is based on such a claimed infringement, and Seller shall pay all damages and costs awarded therein.  If, as a result of any such suit or proceeding the use or sale of Products purchased by Buyer from Seller under this Agreement is enjoined, Seller, at its own expense and option, shall provide for Buyer’s supply of Products by (a) exerting its best, reasonable, good faith efforts to procure the right for Buyer and Buyer’s customers to use and sell such Products, (b) replacing the enjoined Products with interchangeable Products which have substantially the same quality and performance but which are non-infringing, or (c) authorizing Buyer to return its inventory of enjoined Products and refund to Buyer the full purchase price of such Products and any direct costs of Buyer associated with such return.  Notwithstanding the foregoing, Seller shall not be responsible for indemnifying Buyer or Buyer’s customers against Losses based on a claim by a third party with respect to the intellectual property or the proprietary rights acquired by Seller from Buyer pursuant to the Asset Purchase Agreement unless such claim arises from action or inaction taken by Seller with respect to such intellectual property or proprietary rights following the date of such Asset Purchase Agreement.

17.2    Seller assumes no liability for infringements of patent or other proprietary rights with respect to any of the Chile-Peru Products (other than unmodified Components incorporated into such Chile-Peru Products as are supplied by Seller hereunder) any combination of the Products with any other product not supplied by Seller, any

CONFIDENTIAL TREATMENT

incorporated GE products or components pursuant to Article 2 or any method or process in which the Products may be used, where such infringement would not have occurred but for such combination or use.  Furthermore, Seller shall not be liable and Buyer shall indemnify and hold Seller harmless from any patent infringement or infringement of other proprietary rights arising from, or with respect to, any of the Chile-Peru Products for: (a) any incorporated GE products or components pursuant to Article 2, or any method or process in which the Products may be used, where such infringement would not have occurred but for such combination or use; (b) the fabrication (including by any third party pursuant to a sublicense from GE), sale or use of any of the Chile-Peru Products; and (iii) modifications made by Buyer or Buyer’s customer or made by Seller in compliance with Buyer’s or any of its customer’s design, specification or instruction, where such infringement would not have occurred but for such modifications or compliance, except to the extent that the infringement arises from the manufacturing process employed by Seller (unless such process is specified in writing by the Buyer).

17.3    Seller agrees to indemnify and hold harmless Buyer from and against any Losses for:

(a)    except as provided below, damage to third party property, or for death or bodily injury, or both, that actually results from (i) any failure of Product to comply with the Product Specifications (functional, design or otherwise), warranties or certifications of this Agreement; (ii) the negligence or willful misconduct of Seller or its sub-suppliers (other than Buyer) in designing, manufacturing, or otherwise handling Product or parts therefor, to the extent such damage or injury is attributable to the negligence or willful misconduct of Seller; (iii) defects in Product giving rise to claims based on strict or product liability; (iv) failure to warn or inadequate warnings or instructions, or (v) breach of this Agreement, except that, in the event that any such damage or injury (of the type described in clauses (i) through (iv) above) is caused by the joint or concurrent negligence of Seller and Buyer, the Loss shall be borne by Seller and Buyer in proportion to their negligence; provided, however, Seller shall not be liable for any claims arising from modifications or improper use made by Buyer in compliance with Buyer’s designs, specifications or instructions or resulting from the incorporation of Buyer products or components, where such claim would not have occurred but for such modifications, compliance or incorporation;

(b)    violation by Seller in any material respect of any governmental laws, rules, ordinances or regulations; or

(c)    breach by Seller or its Affiliates of this Agreement.

17.4    Buyer agrees to indemnify and hold harmless Seller from and against any Losses for:

(a)    any claims arising from (i) improper use or tampering by Buyer, (ii) modifications made in compliance with Buyer’s designs, specifications or instructions, or (iii) the incorporation of Buyer products or components, where such claim would not have occurred but for such modifications, compliance, tampering or incorporation;

(b)    any claims arising from Buyer’s customers as a result of representations about or warranties on Products made to such customer not consistent with the Seller’s representations about or warranties on Products made to Buyer;

(c)    any claims for personal or bodily injury, including death, suffered or incurred by Buyer’s employees while performing acts pursuant to this Agreement, except to the extent caused by the negligence or willful misconduct of Seller; or

(d)    breach by Buyer or its Affiliates of this Agreement.

17.5    In order to make a claim for indemnification under this Article 17, a Party seeking indemnification must give the other Party prompt notice of any such claim and all necessary information and assistance so such Party, at its option, may participate in the defense or settlement of such claim and the Party seeking indemnification does not take any adverse position to the other Party in connection with such claim.

CONFIDENTIAL TREATMENT

17.6    In the event of any such claims, the indemnified Party shall: (a) promptly notify the indemnifying Party, (b) at the indemnifying Party’s expense, reasonably cooperate with the indemnified Party in the defense thereof, and (c) not settle any such claims without the indemnifying Party’s consent which indemnifying Party agrees not to unreasonably withhold.  The indemnifying Party shall keep the indemnified Party informed at all times as to the status of the indemnifying Party’s efforts and consult with the indemnified Party (or counsel to the indemnified Party) concerning the indemnifying Party’s efforts; and, the indemnifying Party shall not settle the claim without the indemnified Party’s prior written consent, which consent will not be unreasonably withheld.

17.7    IN NO EVENT (OTHER THAN IN FULFILLMENT OF ITS INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS AND PRODUCT RECALL) WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER (INCLUDING SUCH PARTY’S AFFILIATES) FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT OR REVENUES, LOSS OF USE OF THE- PRODUCTS OR ANY ASSOCIATED EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS, FACILITIES, SERVICES OR REPLACEMENT POWER, OR DOWN TIME COSTS.

17.8    Seller’s liability to Buyer for any Losses, subject to the provisions of Articles 21 and 22 hereof, arising out of, or resulting from this Agreement, or from its performance or breach, or from the Products furnished hereunder, shall not exceed the purchase amount provided on the Purchase Order for the Products which gave rise to the claim, whether as a result of breach of contract, warranty, tort (including negligence) or otherwise, except (a) as otherwise mutually agreed by the Parties and provided on the applicable accepted Purchase Order, or (b) in fulfillment of Seller’s indemnification obligations for third party claims, warranty claims and product recall obligations hereunder, which, for the avoidance of doubt, will be unlimited.

17.9    Buyer’s liability to Seller for any Losses, subject to the provisions of Articles 21 and 22 hereof, arising out of, or resulting from this Agreement, or from its performance or breach hereof, shall not exceed the purchase amount provided on the Purchase Order for the Products which gave rise to the claim, whether as a result of breach of contract, tort (including negligence) or otherwise, except in fulfillment of Seller’s indemnification obligations for third party claims.

17.10    The provisions of this Article 17 shall survive any termination or expiration of this Agreement.

Article 18
COMPLIANCE WITH LAW

18.1    After the Effective Date, the Parties and their respective agents, representatives and Affiliates, shall comply in all material respects with all applicable laws in performing their obligations under this Agreement, including without limitation the following:

(a)    FCPA.  Buyer and Seller are especially sensitive to and concerned about the application of the U.S. Foreign Corrupt Practices Act (the “FCPA”) as amended by the International Anti-Bribery and Fair Competition Act of 1998 which may be applicable to either of the Parties to this Agreement within the jurisdiction of the United States and any of the U.S. citizens which may be principals or shareholders or members or directors or officers of any of the Affiliates of either Party and, accordingly, recognizes that the FCPA’s anti-bribery provisions prohibit the direct or indirect payment of money or anything of value with corrupt intent to employees or officials of a foreign government, public international organization, or political party in order to obtain or retain business or to secure any improper advantage and that the record keeping and accounting provisions thereof require the books, records and accounts are kept in reasonable detail and accurately and fairly reflect transactions and dispositions of assets. Each Party agrees that neither it nor any of its Affiliates will at any time engage in any action that would constitute a violation of the FCPA.  Seller shall act in a manner consistent with Buyer’s Integrity Guide for Suppliers, Contractors and Consultants, a copy of which is available for download at the following link:

http://www.gesupplier.com/html/SuppliersIntegrityGuide.htm.

CONFIDENTIAL TREATMENT

(b)    OECD.  Each Party represents that it is also familiar with and that the other Party is concerned about the application of the Organization For Economic Cooperation and Development (the “OECD”) promulgated by the Convention in Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”).  Each Party agrees that neither it nor any of its Affiliates will at any time engage in any action that would constitute a violation of the OECD.

(c)    Equal Opportunity.  Each Party represents that it is in compliance and will remain in compliance with any and all requirements imposed by law, regulation or Executive Order upon prime contractors or subcontractors under contract with any governmental agency, including the Equal Opportunity Clause set forth in 41 CFR Chapter 60-1.4, the Affirmative Action Clause regarding Special Disabled Veterans and Veterans of the Vietnam Era set forth in 41 CFR Chapter 60-250.5(a), the Affirmative Action Clause regarding Workers with Disabilities set forth in 41 CFR Chapter 60-741,5(a) and any other provisions of contractual clauses required by the OFCCP as set forth in 41 CFR Chapter 60, as well as any Executive Orders as now or hereafter issued, amended or codified which requirements are incorporated herein by reference. By accepting or performing this Agreement, each Party certifies in accordance with 41 CFR part 60 - 1.8 with respect to orders exceeding $10,000 and not otherwise exempt from the Equal Opportunity Clause (E.O. 11246 as amended by E.O. 11375) that it does not and will not maintain segregated facilities or permit its employees to perform services at any location under its contract where segregated facilities are maintained, and that it will obtain similar certification before the award of any non-exempt contract. Executive Order 13201 Compliance: Each Party agrees to comply with the provisions of 29 CFR 470.

(d)    Fair Labor Standards Act.  Seller certifies and covenants that Products will be produced and provided, in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended. Seller further certifies and covenants that none of the Products supplied hereunder have been or will be produced or supplied (by Seller or its sub-suppliers (other than Buyer)) utilizing forced, indentured, convict or child labor or utilizing the labor of persons in violation of the minimum working age law in the country of manufacture or in any jurisdiction in which services are provided, or in violation of minimum wage, hour of service or overtime laws of the country of manufacture or provided services.

(e)    Import/Export Regulations.

1.    Each Party and its Affiliates shall comply with applicable import and export laws and regulations of the United States and of any other country in which they perform under this Agreement and with all applicable export licenses and their provisions, including licenses to import or export the Products.

2.    Upon either Party’s request, the other Party shall promptly furnish any necessary documentation, including import certificates from the U.S. Government or any other relevant government, which is reasonably necessary to support a Party’s application for import or export authorizations issued by any relevant government.

3.    If any relevant government denies, fails to grant, or revokes any import or export authorizations necessary for the performance of a Purchase Order under this Agreement, the Party who receives such notice shall immediately notify the other Party, and neither Party shall be responsible for performance or payment under this Agreement for any directly affected activities.

(f)    Subcontractor Flow‑downs for U.S. Government Commercial Items Contracts.  Where the goods and/or services being procured by Buyer from Seller are in support of a U.S. government end customer or a customer funded in whole or part by the U.S. government, please see Appendix 11, which is attached hereto and incorporated herein by reference.

Article 19
ENVIRONMENTAL, HEALTH, SAFETY AND SECURITY

19.1    Seller shall take appropriate actions necessary to protect health, safety and the environment, including, without limitation, in the workplace and during transport, and Seller has established an effective program

CONFIDENTIAL TREATMENT

to ensure any suppliers it uses to perform the work called for under this Agreement and any Purchase Order will be in compliance with this Article 19. Seller agrees to allow Buyer to conduct, and to cooperate fully with, audits of Seller’s records and facilities, including onsite facility inspections, to verify Seller’s compliance with all applicable laws, rules and regulations.  Seller further agrees at Buyer’s reasonable request to provide certificates and information relating to compliance with applicable legal requirements.

19.2    For all Products sold or otherwise transferred to Buyer under this Agreement containing Hazardous Materials, Seller shall provide all documentation and information required pursuant to applicable law, rule or regulation in the place of final sale or to or through which Buyer informs Seller in the applicable Request or PO the goods are likely to be shipped, including those laws codified at 29 CFR 1910.1200, including, but not limited to: completed Material Safety Data Sheets (e.g., OSHA Form 20); labeling and manifesting documentation and data; information and documentation satisfying European Union labeling requirements; and, information and documentation satisfying U.S. Department of Transportation regulations governing the packaging, marking, shipping and documentation of hazardous materials, whether or not the law, rule or regulation applies to the activities of Seller, but excluding the laws, rules and regulations of any jurisdiction located outside of North America, South America and the United Arab Emirates.

19.3    Seller shall disclose to Buyer the existence of any and all Hazardous Materials contained in Products sold or otherwise transferred to Buyer under this Agreement.  Seller shall ensure that all Products sold or otherwise transferred to Buyer under this Agreement do not contain: arsenic, asbestos, benzene, beryllium, carbon tetrachloride, cyanide, lead or lead compounds, cadmium or cadmium compounds, hexavalent chromium, mercury or mercury compounds, trichloroethylene, tetrachloroethylene, methyl chloroform, polychlorinated biphenyls, polybrominated biphenyls, polybrominated diphenyl ethers; and other substances or Hazardous Materials the use of which is restricted or may become restricted under applicable law, rule or regulation in the place of final sale or any other jurisdiction to or through which Buyer informs Seller in the applicable Request or PO the goods are likely to be shipped, but excluding the laws, rules and regulations of any jurisdiction located outside of North America, South America and the United Arab Emirates. Upon written request from Buyer, and subject to reasonable confidentiality provisions, Seller shall provide Buyer with all relevant records regarding the presence of Hazardous Materials in Products sold or otherwise transferred to Buyer under this Agreement.

19.4    Seller represents, warrants, certifies and covenants that, except as specifically listed on the face of a Purchase Order or in an applicable addendum, none of the Products supplied under this Agreement or any Purchase Order are electrical or electronic equipment or batteries or accumulators as defined by and for which special handling or disposal is required under, the laws, codes or regulations in the place of final sale or any other jurisdiction to or through which Buyer informs Seller in the applicable Request or PO the goods are likely to be shipped, but excluding the laws, rules and regulations of any jurisdiction located outside of North America, South America and the United Arab Emirates (“Regulated Electronics”).  For any Products specifically listed on the face of a Purchase Order or in such addendum as Regulated Electronics and purchased by Buyer hereunder, Seller shall:  (i) assume responsibility for taking back such goods in the future upon the request of Buyer and treating or otherwise managing them in accordance with the requirements of the applicable laws, rules and regulations  pertaining to Regulated Electronics and (ii) take back as of the date of the applicable Purchase Order any used goods currently owned by Buyer of the same class of such goods purchased by Buyer hereunder up to the number of new units being purchased by Buyer or to arrange with a third party to do so in accordance with all applicable laws, rules and regulations pertaining to Regulated Electronics.  Seller will not charge Buyer any additional amounts, and no additional payments will be due from Buyer for Seller’s agreement to undertake these responsibilities.

19.5    Seller covenants that any wood packing or wood pallet materials are in compliance with the import restrictions and treatment requirements of the United States Code of Federal Regulations, 7 CFR 319.40-1 through 319.40-11, as may be changed or amended, and the International Plant Protection Convention Standards on Wood Packing Materials. Seller shall provide Buyer with any certifications required by Buyer to evidence such compliance.

CONFIDENTIAL TREATMENT

Article 20
NO AGENCY

In performing its duties hereunder, Seller shall act solely as an independent contractor and not as an agent, partner, joint venturer or employee of Buyer or its Affiliates.  Neither Party shall represent to third persons that Seller’s status with respect to Buyer is anything other than that of an independent contractor.  Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf or in the name of the other Party or to bind the other Party to any contract or undertaking with any other person, nor shall such Party represent that it has such authority.  Seller shall not have the right to control and shall not exercise the right to control, the acts, activities, or conduct of Buyer’s employees, and nothing contained herein shall be deemed to make Seller a joint employer with respect to any employees of Buyer.

Article 21
ALTERNATIVE DISPUTE RESOLUTION

21.1    Alternative Dispute Resolution.  Unless otherwise specified in this Agreement, any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Article 21, which shall be the required procedures for the attempt to resolve any such disputes, and shall be a condition precedent to the right to demand arbitration pursuant to Article 22.

21.2    Mandatory Negotiation.

(a)    The Parties, through their Account Managers, shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Parties.  Any Party may give the other Party written notice of any dispute not resolved in the normal course of business by the Account Managers as contemplated in the prior sentence.  Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other Party a written response.  The notice and the response shall include: (a) a statement of each Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive, employee or advisor who will represent that Party in meetings and of any other person who will accompany the executive.  Within thirty (30) days after delivery of the disputing Party’s notice, the Parties shall meet at such location as mutually agreed by the Parties, at a mutually convenient time and, thereafter, as often as they reasonably deem necessary to attempt to resolve the dispute.  All reasonable requests for information made by one Party to the other will be honored.

(b)    If the matter has not been resolved to the satisfaction of both Parties within sixty (60) days of the initiating Party’s notice, or if the Parties fail to meet within thirty (30) days, then either Party may initiate arbitration pursuant to Article 22.

21.3    Confidentiality.  All negotiations, discussions, and communications made or conducted pursuant to the procedures set forth in this Article 21 are confidential, constitute Confidential Information hereunder and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any other applicable rules of evidence.

Article 22
ARBITRATION

22.1    Any dispute or difference arising under this Agreement which cannot be resolved pursuant to Article 21 shall be decided by arbitration in accordance with this Article.  Any such arbitration shall be conducted expeditiously and confidentially in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as such rules shall be in effect on the date of delivery of demand for arbitration.  Any such arbitration shall be heard and conducted in Tampa, Florida.  Notwithstanding the rules of AAA or as otherwise provided in this Agreement, the arbitration panel in any such arbitration shall consist of attorneys with significant experience in commercial litigation and shall have the authority to retain such experts familiar with the switchgear

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

manufacturing business as they deem necessary.  The arbitration shall be held before a panel of three (3) arbitrators who shall be selected in accordance with the Commercial Arbitration Rules of the AAA.  Each Party to the arbitration proceedings shall be given a copy of all information submitted to the arbitrators and shall be given a reasonable opportunity to respond to such information.  Unless otherwise provided in this Agreement, each Party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses connected with the presentation of such Party’s case in arbitration; provided, however, that the ultimate costs of any arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, arbitrators’ costs and arbitration fees, and all other fees involved, including reasonable attorney’s and expert’s fees, shall be borne by the Parties in the manner established by the arbitrators.  The arbitrators shall be required to render their decision within thirty (30) days after the Parties have finished presenting the controversy to them.  Temporary injunctive or other similar temporary equitable relief may be sought and obtained pending the arbitration of any matter pursuant to this Agreement.

22.2    The arbitrators shall consider customary and standard practices in the switchgear manufacturing business, and shall decide the issues presented to them by a majority vote of the arbitrators.  All conclusions of law reached by the arbitrators shall be made in accordance with the internal substantive laws of the State of New York without regard to conflict of laws principles.  Any award rendered by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching their decision.  Any decision made by the arbitrators shall be final and binding on the Parties and there shall be no appeal from the written decision of the arbitrators; judgment may be entered on the decision of the arbitrators by any court having jurisdiction.

22.3    The Parties agree that the existence, conduct and content of any arbitration shall be kept strictly confidential and no Party shall disclose to any person any information about such arbitration, except as may be required by law or for financial reporting purposes in each Party’s financial statements.

22.4    The provisions contained in this Article shall be applicable to all disputes between the Parties arising hereunder, including, without limitation, with respect to rejections, warranty claims, indemnification claims and disputes with respect to audit rights and [*], and shall survive termination of this Agreement.

Article 23
WAIVER OF JURY TRIAL

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HAS ELECTED TO MAKE THE DISPUTE RESOLUTION PROVISIONS OF ARTICLES 21 AND 22 EXCLUSIVE AND FURTHER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE 23.

Article 24
AUTHORITY

Each Party, on behalf of itself and its Affiliates, hereto represents and warrants to the other Party that such Party has all requisite power and authority to execute and deliver this Agreement on its behalf and on behalf of its Affiliates, and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly

CONFIDENTIAL TREATMENT

executed and delivered by each Party hereto and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Article 25
AUDIT RIGHTS

Buyer shall have the right to inspect such information (including commercial and financial information) of Seller as Buyer shall reasonably deem necessary for Buyer to evaluate whether Seller is complying with the pricing requirements contained in this Agreement.  Seller will make relevant personnel available to Buyer to the extent reasonably requested by Buyer in order to address any questions or concerns Buyer may have regarding such compliance.  The inspections contemplated herein may not be exercised more than once in any six (6)-month period.  Buyer will also have the right, but not the obligation, from time to time to check prices with other manufacturers offering the same or similar “balance of materials” products.  In the event of any such inspection or price check determines that there has been a breach by Seller of the pricing obligations contained in this Agreement, such breach will be considered a material breach hereof and Seller shall promptly pay to Buyer such amount as is appropriate to compensate Buyer for the difference between the amounts Buyer paid in the relevant transactions and the amount Buyer would have paid had Seller not breached its obligations hereunder.  Any such payment will also include interest at the rate of eight percent (8%) per annum, which shall accrue from the date of the breach until the date payment is finally made by Seller pursuant to the foregoing sentence.  Such remedy is in addition to all other remedies Buyer may have pursuant to this Agreement or applicable law.

Article 26
MISCELLANEOUS

26.1    Survival.  Regardless of the circumstances of termination or expiration of this Agreement, the provisions of Sections 4.5 and 5.5 and Articles 1, 11, 12, 13, 14, 16, 17, 20, 21, 22, 23, 25 and 26 will survive the termination or expiration and continue according to their terms.

26.2    Assignment.  This Agreement shall not be assignable by any Party hereto without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld; provided, however, that either Party may freely assign without such consent its rights and obligations under this Agreement to an Affiliate who is engaged in the business of electrical products manufacturing; provided further, that, the assignee of this Agreement expressly accepts this Agreement and assumes all of the obligations hereunder.  In the event of such assignment, the assignor shall not be deemed to be released from its obligations under this Agreement even though the assignee has assumed all of the obligations of this Agreement unless and until the other Party to this Agreement has accepted in writing the replacement of assignor with assignee.  Notwithstanding the foregoing, either Party may freely assign this Agreement to any entity that acquires all or substantially all of the MV Market business of such Party and its Affiliates or the rights thereto, including pursuant to an asset sale, licensing arrangement or joint venture or other similar transaction.  In every instance, the assigning Party shall give the other Party written notice of intention to assign at least thirty (30) days in advance of the assignment.

CONFIDENTIAL TREATMENT

26.3    Notices.  All notices, requests, demands, waivers, and other communications made in connection with this Agreement shall be in writing and shall be (a) mailed by first-class or certified mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery or reputable overnight delivery service or (c) sent via email, addressed as follows:

To Seller:	Powell Electrical Systems, Inc. 8550 Mosley Drive Houston, Texas 77075 Attention: Chief Financial Officer Email: don.madison@powellind.com
With a copy to:
Powell Electrical Systems, Inc.
7232 Airport Boulevard
Houston, Texas 77061
Attention: Manager, Branded Products Division
Email: linn.cooper@powellind.com

With a copy (which shall not constitute notice) to:
Ross D. Margraves, Jr., Esq. Winstead PC 600 Travis Street, Suite 1100 Houston, Texas 77002 Email: rmargraves@winstead.com
To Buyer:	General Electric Company
2000 Center Greenway
Cary, North Carolina 27153 Attn: Medium Voltage Product Manager
Email: lisa.bagwell@ge.com
With a copy (which shall not constitute notice) to:
Paul Hastings LLP 1170 Peachtree Street NE Suite 100 Atlanta, Georgia 30309 Attn: Darcy White Email: darcywhite@paulhastings.com or, in each case, at such other address as may be specified in writing to the other parties hereto.  All notices, requests, demands, waivers and other communications required to be given hereunder shall be effective when delivered by hand, when deposited in the United States mail, with proper postage for first-class or certified mail, prepaid or in the case of a facsimile, upon receipt of confirmation of transmission by the transmitting equipment.

26.4    Amendments and Waivers.  The provisions of this Agreement may not be amended changed, waived, extended, discharged or terminated orally but only by an instrument in writing, duly executed by both Parties.

26.5    Applicable Law.  Except as otherwise provided herein, this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

CONFIDENTIAL TREATMENT

26.6    Severability.  The invalidity, in whole or in part, of any of the articles or paragraphs of this Agreement will not affect the remainder of such article or paragraph or any other article or paragraph of this Agreement.

26.7    Complete Agreement.  This Agreement, along with the Termination Agreement, the Appendices attached hereto and, to the extent, and only to the extent, referenced herein, the Asset Purchase Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including any agreements and understandings, whether oral or written, between Seller or any of its Affiliates and Buyer or any of its Affiliates, including any of GE’s operating components or divisions whether domestic or foreign.  This Agreement shall, as of the Effective Date, supersede and replace the Current Supply Agreement in its entirety.

26.8    Expenses.  Each of the Parties shall bear and pay their respective expenses, costs and fees in connection with the transactions contemplated hereby, including the fees and expenses related to the preparation, execution and delivery of this Agreement and the fees and expenses of any attorneys, accountants or other professionals.

26.9    Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

26.10    Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

26.11    No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

26.12    Payment of Fees.  Notwithstanding anything in Articles 21 or 22 to the contrary, neither Party shall withhold any payment that is due pursuant to this Agreement and the amount for which is not otherwise in dispute.

26.13    New GE Supply Agreement.  No later than ninety (90) days following the Effective Date, the Parties will negotiate in good faith with respect to a new proposed supply agreement (the “New GE Supply Agreement”) upon mutually agreeable and commercially reasonable terms and pursuant to which it is contemplated that Seller would agree to: (a) include Buyer’s “Multilin” products in its products unless (i) a customer of Seller specifically requests that Seller use another party’s equivalent product, (ii) Buyer’s “Multilin” products are priced substantially higher than another party’s equivalent product or (iii) Buyer’s “Multilin” products are substantially inferior technologically to another party’s equivalent product; and (b) purchase from Buyer such “Multilin” products and such other control and relay products of Buyer as Seller may determine.  If the Parties are unable to reach a mutually agreeable definitive agreement with respect to a New GE Supply Agreement, the Parties will not be obligated to enter into any such New GE Supply Agreement.

26.14    Seller Financial Statements. The balance sheet of Seller as of September 30, 2013, and the related statements of income, stockholders’ equity and cash flow for the twelve (12) months then ended provided by Seller to Buyer on December 27, 2013, and attached hereto as Appendix 12, are, in all material respects, true and correct and fairly present, in all material respects, the financial condition of the Seller as of such date.

[Signature pages follow.]

CONFIDENTIAL TREATMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement, including with respect to the assignment provision set forth below, to be executed as of the Agreement Date.

SELLER:		BUYER:
POWELL INDUSTRIES, INC.		GENERAL ELECTRIC COMPANY
By:	/s/ Don R. Madison	By:	/s/ Robert Gilligan
Name:	Don R. Madison	Name:	Robert Gilligan
Title:	Executive Vice President, Chief Financial & Administrative Officer	Title:	Vice President

Effective immediately following the effectiveness of this Agreement: (a) Seller, by its signature above, hereby assigns and transfers to the Seller Assignee all of the Seller’s rights and obligations under this Agreement, and Seller Assignee, by its signature below, hereby accepts the foregoing assignment and assumes all of the obligations of the Seller under this Agreement; and (b) Buyer, by its signature above, hereby consents to such assignment from Seller to Seller Assignee.  For the avoidance of doubt, upon the effectiveness of such assignment, Seller Assignee shall be deemed to be the Seller under this Agreement, and Seller shall no longer be, or be deemed to be, a party to this Agreement and will have no obligations hereunder.

SELLER ASSIGNEE:

POWELL ELECTRICAL SYSTEMS, INC.

By:	/s/ Don R. Madison
Name:	Don R. Madison
Title:	Executive Vice President, Chief Financial & Administrative Officer

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

Appendix 1

Accessories

•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

Appendix 2

Components

•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

Appendix 3

Listed OEMs

[*]

[*]

[*]

[*]

[*]

[*]

[*]

[*]

[*]

[*]

[*]

[*]

[*]

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

Appendix 4

Long-Cycle Products

•	[*]
•	Short-Cycle Products listed on Appendix 5 (other than [*]) used in conjunction with [*] listed below.
•	[*]
•	[*]
•	[*]
•	[*]
•	The following [*]:
[*]
[*]
5kV - 250 MVA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC
5kV - 350 MVA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC
15kV - 500 MVA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC
15kV - 750 MVA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC
15kV - 1000 MVA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC
15kV - 1500 MVA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC
5kV - 31.5kA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC
5kV - 40kA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC
5kV - 30kA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC
5kV - 63kA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC
15kV - 20kA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC
15kV - 31.5kA NEAM 1, 3R	1200, 2000, 3000, 3500, and 4000FC
15kV - 40kA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC
15kV - 50kA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC
15kV - 63kA NEMA 1, 3R	1200, 2000, 3000, 3500, and 4000FC

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

Appendix 5

Short-Cycle Products

[*]
[*]
[*]
VB-4.76-31.5-X	1200	4.76	ML-17
VB-4.76-31.5-X	2000	4.76	ML-17
VB-4.76-31.5-X	1200/2000	4.76	ML-17
VB-4.76-31.5-X (3)	1200	4.76	ML-17
VB-4.76-31.5-X (3)	2000	4.76	ML-17
VB-4.76-31.5-X (3)	1200/2000	4.76	ML-17
VB-4.76-31.5-X	1200	4.76	ML-17
VB-4.76-31.5-X	2000	4.76	ML-17
VB-4.76-31.5-X	1200/2000	4.76	ML-17
VB-4.76-31.5-X	3000	4.76	ML-17
VB-4.76-31.5-X	3500	4.76	ML-17
VB-4.76-31.5-X (3)	1200	4.76	ML-17
VB-4.76-31.5-X (3)	2000	4.76	ML-17
VB-4.76-31.5-X (3)	1200/2000	4.76	ML-17
VB-4.76-31.5-X (3)	3000	4.76	ML-17
VB-4.76-31.5-X (3)	3500	4.76	ML-17
VB-4.76-40-X	1200	4.76	ML-17
VB-4.76-40-X	2000	4.76	ML-17
VB-4.76-40-X	3000	4.76	ML-17
VB-4.76-40-X	3500	4.76	ML-17
VB-4.76-40-X (3)	1200	4.76	ML-17

CONFIDENTIAL TREATMENT

VB-4.76-40-X (3)	2000	4.76	ML-17
VB-4.76-40-X (3)	3000	4.76	ML-17
VB-4.76-40-X (3)	3500	4.76	ML-17
VB-4.76-50-X	1200	4.76	ML-17
VB-4.76-50-X	2000	4.76	ML-17
VB-4.76-50-X	3000	4.76	ML-17
VB-4.76-50-X	3500	4.76	ML-17
VB-4.76-50-X (3)	1200	4.76	ML-17
VB-4.76-50-X (3)	2000	4.76	ML-17
VB-4.76-50-X (3)	3000	4.76	ML-17
VB-4.76-50-X (3)	3500	4.76	ML-17
VB-4.76-63-X	1200	4.76	ML-17
VB-4.76-63-X	2000	4.76	ML-17
VB-4.76-63-X	3000	4.76	ML-17
VB-4.76-63-X	3500	4.76	ML-17
VB-8.25-40-X	1200	8.25	ML-17
VB-8.25-40-X	2000	8.25	ML-17
VB-8.25-40-X	3000	8.25	ML-17
VB-8.25-40-X	3500	8.25	ML-17
VB-8.25-40-X (3)	1200	8.25	ML-17
VB-8.25-40-X (3)	2000	8.25	ML-17
VB-8.25-40-X (3)	3000	8.25	ML-17
VB-8.25-40-X (3)	3500	8.25	ML-17
VB-8.25-50-X	1200	8.25	ML-17
VB-8.25-50-X	2000	8.25	ML-17
VB-8.25-50-X (3)	1200	8.25	ML-17

CONFIDENTIAL TREATMENT

VB-8.25-50-X (3)	1200	8.25	ML-17
VB-8.25-50-X (3)	2000	8.25	ML-17
VB-8.25-50-X (3)	3000	8.25	ML-17
VB-8.25-50-X (3)	3500	8.25	ML-17
VB-8.25-50-X	1200	8.25	ML-17
VB-8.25-50-X	2000	8.25	ML-17
VB-8.25-50-X	3000	8.25	ML-17
VB-8.25-50-X	3500	8.25	ML-17
VB-8.25-63-X	1200	8.25	ML-17H
VB-8.25-63-X	2000	8.25	ML-17H
VB-8.25-63-X	3000	8.25	ML-17H
VB-8.25-63-X	3500	8.25	ML-17H
VB-15-20-X	1200	15	ML-17
VB-15-20-X	2000	15	ML-17
VB-15-20-X	1200/2000	15	ML-17
VB-15-20-X	3000	15	ML-17
VB-15-20-X	3500	15	ML-17
VB-15-20-X (3)	1200	15	ML-17
VB-15-20-X (3)	2000	15	ML-17
VB-15-20-X (3)	1200/2000	15	ML-17
VB-15-20-X (3)	3000	15	ML-17
VB-15-20-X (3)	3500	15	ML-17
VB-15-25-X	1200	15	ML-17
VB-15-25-X	2000	15	ML-17
VB-15-25-X	1200/2000	15	ML-17
VB-15-25-X	3000	15	ML-17

CONFIDENTIAL TREATMENT

VB-15-25-X	3500	15	ML-17
VB-15-25-X (3)	1200	15	ML-17
VB-15-25-X (3)	2000	15	ML-17
VB-15-25-X (3)	1200/2000	15	ML-17
VB-15-25-X (3)	3000	15	ML-17
VB-15-25-X (3)	3500	15	ML-17
VB-15-31.5-X	1200	15	ML-17
VB-15-31.5-X	2000	15	ML-17
VB-15-31.5-X	1200/2000	15	ML-17
VB-15-31.5-X	3000	15	ML-17
VB-15-31.5-X	3500	15	ML-17
VB-15-31.5-X (3)	1200	15	ML-17
VB-15-31.5-X (3)	2000	15	ML-17
VB-15-31.5-X (3)	1200/2000	15	ML-17
VB-15-31.5-X (3)	3000	15	ML-17
VB-15-31.5-X (3)	3500	15	ML-17
VB-15-40-X	1200	15	ML-17
VB-15-40-X	2000	15	ML-17
VB-15-40-X	3000	15	ML-17
VB-15-40-X	3500	15	ML-17
VB-15-40-X (3)	1200	15	ML-17
VB-15-40-X (3)	2000	15	ML-17
VB-15-40-X (3)	3000	15	ML-17
VB-15-40-X (3)	3500	15	ML-17
VB-15-50-X	1200	15	ML-17
VB-15-50-X	2000	15	ML-17

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

VB-15-50-X (3)	1200	15	ML-17
VB-15-50-X (3)	2000	15	ML-17
VB-15-50-X (3)	1200	15	ML-17
VB-15-50-X (3)	2000	15	ML-17
VB-15-50-X (3)	3000	15	ML-17
VB-15-50-X (3)	3500	15	ML-17
VB-15-50-X	1200	15	ML-17
VB-15-50-X	2000	15	ML-17
VB-15-40-X	3000	15	ML-17
VB-15-40-X	3500	15	ML-17
VBH-15-63-X	1200	15	ML-17H
VBH-15-63-X	2000	15	ML-17H
VBH-15-63-X	3000	15	ML-17H
VBH-15-63-X	3500	15	ML-17H
[*]
[*]
VB2-27-16	1200	27	ML-20	PV-80A
VB2-27-16	2000	27	ML-20	PV-80A
VB2-27-25	1200	27	ML-20	PV-80A
VB2-27-25	2000	27	ML-20	PV-80A
[*]
[*]
[*]
[*]

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

Appendix 6

2014 Requirements Products Provisions

1.    Subject to the provisions of, and exceptions contained in, this Appendix 6, for transactions during the 2014 Required Products Period between Buyer and a customer of Buyer, Buyer will purchase from Seller the 2014 Required Products where such products or their functional equivalents are to be used; provided, however, that Buyer may, during the 2014 Required Products Period, produce and sell functional equivalents to the 2014 Required Products, and market the same, without restriction hereunder or otherwise.

2.    Bids

Buyer’s obligations under Section 1 of this Appendix 6 to purchase the 2014 Required Products shall be contingent upon the following:

(i)    Seller has timely submitted a Bid for such 2014 Required Product;

(ii)    the Bid substantially meets the requirements of the applicable Request [*];

(iii)    there are no [*] products [*] than such 2014 Required Product;

(iv)    [*];

(v)    when Seller is providing a quote for a Bid for 2014 Required Products with comparable quality, performance, delivery times, terms and features for the same customer project through both Buyer’s sales channels and channels other than Buyer, there is [*]; and

(vi)    Seller is not otherwise in breach of this Agreement.

In addition, if at any time during the 2014 Required Products Period, either Party becomes aware that Seller accords to any other Seller customer purchasing like quantities of comparable products (in terms of quality, performance, delivery time, and features) more favorable prices and/or contract terms than provided to Buyer for the 2014 Required Products, then, in addition to other remedies as may be set forth in the Agreement, Seller will provide Buyer with [*].

3.    Resolution Process for Bids

If Seller does not meet the requirements of Section 2 of this Appendix 6 on a recurring and repeated basis during the 2014 Required Products Period, then the following process for resolution shall govern:

First, the Account Managers shall promptly engage in good faith discussions to resolve Buyer’s concerns.

Second, if Buyer’s concerns cannot be resolved in a mutually satisfactory manner, and until such concerns can be resolved to the Parties’ [*].

[*].

Fourth, if Seller originally did not meet the requirements of Section 2 of this Appendix 6, then after such time as Seller reasonably demonstrates to Buyer that Seller has become compliant with the provisions of Section 2 of this Appendix 6, [*].

If Buyer has availed itself of the process set forth in this Section 3 of this Appendix 6 and, as a result, either Party is dissatisfied with the result, such Party is not precluded from utilizing the alternative dispute resolution process in Article 21, and, if necessary, Article 22 of this Agreement; provided, however, such Party may not do so until the

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

Account Managers have held good faith discussions and failed to reach a mutually acceptable conclusion under this Section 3 of this Appendix 6.

4.    Subject to the provisions of this Agreement, Seller will, during the 2014 Required Products Period, make available to Buyer the 2014 Required Products.

5.    For the avoidance of doubt, the terms of this Agreement (including this Appendix 6) shall apply to and govern all purchases by Buyer from Seller of the 2014 Required Products.

6.    [*].

7.    If, during the 2014 Required Products Period, in response to a Request, Seller issues a Bid that does not meet the requirements of Section 2 of this Appendix 6 above [*].  Notwithstanding the foregoing, in the event that Seller fails to reply to a Request with a Bid within five (5) business days after Seller’s receipt of the Request, [*].

8.    Further to the provisions contained in Sections 3 and 7 of this Appendix 6, in the event Seller [*].  If Seller does not issue a revised Bid [*] as provided for in this Section 8 of this Appendix 6, [*].  If Seller issues a revised Bid such that the Bid is no longer [*], Buyer will purchase the applicable 2014 Required Product from Seller.  [*].

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

Appendix 7

Short-Cycle OEM Product Pricing

[*]

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

Appendix 8

Non-Listed OEM and

Non-Listed OEM After-Market Short-Cycle Product Pricing

[*]

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

Appendix 9

Pricing and [*] for Short-Cycle Products and Accessories

[*]

CONFIDENTIAL TREATMENT

* A confidential portion of material has been omitted and filed separated with the Securities and Exchange Commission.

Appendix 10

[*]

[*].

CONFIDENTIAL TREATMENT

Appendix 11

Subcontractor Flow downs for U.S. Government Commercial Items Contracts

GOVERNMENT ACQUISITION OF COMMERCIAL ITEMS (FAR PART 12)

The following clauses and those in subsequent appendices in effect on the date of any orders issued pursuant to the Agreement are hereby incorporated by reference, to the extent they apply to Buyer’s prime contractor with a higher- tier U.S. Government contractor and as appropriate for the dollar value of any order.  However, in the event of a conflict between the clauses listed below and the Buyer’s prime contract, the Buyer’s prime contract shall prevail.  Where applicable, the terms “government”, “Contracting Officer”, and similar terms shall mean Buyer, and the term “Contractor” and similar terms shall mean Seller.  The full text of a clause may be accessed electronically at URL: http://farsite.hill.af.mil/vffar1.htm

52.203-13	Contractor Code of Business Ethics and Conduct
52.203-15	Whistleblower Protections Under the American Recovery and Reinvestment Act of 2009
52.212-5	Contract Terms and Conditions Required to Implement Statutes or Executive Orders – Commercial Items (only paragraphs (d) and (e)).
52.219-8	Utilization of Small Business Concerns
52.222-17	Nondisplacement of Qualified Workers
52.222-26	Equal Opportunity
52.222-35	Equal Opportunity for Veterans
52.222-36	Affirmative Action for Workers with Disabilities
52.222-40	Notification of Employee Rights Under the National Labor Relations Act
52.222-41	Service Contract Act of 1965 (Applicable when SCA is incorporated in Prime Contract)
52.222-50	Combating Trafficking in Persons
___ Alternate I of 52.222-50
52.222-54	Employment Eligibility Verification
52.244-6	Subcontracts for Commercial Items
52.247-64	Preference for Privately-Owned U.S. Flag Commercial Vessel

IF THIS IS A PURCHASE UNDER A DEPARTMENT OF DEFENSE CONTRACT THE FOLLOWING CLAUSES ARE ALSO APPLICABLE:

252.203-7003	Agency Office of the Inspector General
252.204-7012	Safeguarding of Unclassified Controlled Technical Information
252.211-7003	Item Identification and Valuation
252.223-7008	Prohibition of Hexavalent Chromium
252.225-7009	Restriction on Acquisition of Certain Articles Containing Specialty Metals
252.225-7028	Exclusionary Policies and Practices of Foreign Governments
252.225-7038	Restriction on Acquisition of Air Circuit Breakers
252.225-7040	Contractor Personnel Authorized to Accompany U.S. Armed Forces Deployed Outside the United States
252.225-7043	Antiterrorism/Force Protection Policy for Defense Contractors Outside the United States
252.226-7001	Utilization of Indian Organizations, Indian-Owned Economic Enterprises, and Native Hawaiian Small Business Concerns
252.227-7013	Rights in Technical Data–Noncommercial Items
252.227-7015	Technical Data–Commercial Items
252.227-7037	Validation of Restrictive Markings on Technical Data
252.239-7018	Supply Chain Risk
252.244-7000	Subcontracts for Commercial Items
252.246-7003	Notification of Potential Safety Issues
252.247-7003	Pass-Through of Motor Carrier Fuel Surcharge Adjustment to the Cost Bearer
252.247-7023	Transportation of Supplies by Sea
252.247-7024	Notification of Transportation of Supplies by Sea

CONFIDENTIAL TREATMENT

IF THIS IS A PURCHASE UNDER IN SUPPORT OF A PROJECT INVOLVING RURAL UTILITY SERVICE (“RUS”) FUNDS, THE FOLLOWING CLAUSES ARE ALSO APPLICABLE:

(a) Article VI, Section 4 of RUS Form 198, “Compliance with Laws”, specifically the certification as to Debarment and Suspension set forth in 7 CFR part 3017; and

(b) Article VI, Section 5 of RUS Form 198, “Equal Opportunity Provisions”, including the requirements for Seller to provide a certification that Seller has filed a current report on Standard Form 100 and a Certificate of Non-segregated Facilities.

CONFIDENTIAL TREATMENT

Appendix 12

Seller Financial Statements